Exhibit 99.1

July 31, 2007

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Sam Westover	Michael Halloran
	President and CEO	Vice President and CFO
	(801) 365-2800	(801) 365-2854

SONIC INNOVATIONS ANNOUNCES RESULTS FOR SECOND QUARTER 2007

Record Quarter Sales and Gross Margin

Salt Lake City, Utah, July 31, 2007 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the second quarter 2007. Net sales from continuing operations for the second quarter 2007 of $30.4 million were up 16.4% over the $26.1 million for the second quarter of 2006. The auditory testing equipment division was sold in February 2007 and has been reflected as a discontinued operation.

North American sales of $11.8 million in the second quarter 2007 increased 8.2% from 2006. European sales of $12.8 million in the second quarter 2007 increased 33.1% from the second quarter 2006. Rest-of-world sales of $5.8 million in the second quarter 2007 were up 3.9% from 2006.

Gross profit was $19.4 million in the second quarter 2007, up 30.1% from the same period in 2006. Gross margin of 63.7% in the second quarter 2007 was up from the second quarter of 2006 level of 57.0% as a result of cost reductions in manufacturing, distribution activities, lower warranty costs and reduced returns.

Selling, general and administrative expense increased from $12.4 million to $17.5 million due to the costs of distribution expansion, increased spending on new product launches, other marketing and selling initiatives, litigation costs and severance. Research and development expense from continuing operations in the second quarter 2007 of $2.2 million was up $0.1 million from $2.1 million in the prior year, primarily due to increased expenses relating to the development of our Velocity product line, which was released in July 2007.

The principal 2006 product introduction and related marketing costs were incurred in the first quarter 2006 while the principal 2007 product introduction and related marketing costs were incurred in the second quarter 2007. Therefore, income from continuing operations was $1.5 million lower in the second quarter than the prior year and $1.5 million higher in the first quarter. The loss from continuing operations for the quarter was $478,000, or $0.02 per share, compared to income of $982,000 in 2006. Year-to-date income before income taxes improved 214% over the prior year. Net income improved from a $1.3 million loss in the first six months of last year to a gain of $137,000 this year.

Sam Westover, President and CEO, stated, “We are pleased with our strong revenue growth and new product releases. The expenses of these product releases are now behind us and we expect continuing revenue growth and improved profitability for the remainder of the year. I continue to be pleased with the significant gross margin improvement resulting from our cost reduction initiatives, new product introductions, distribution expansion, and pricing discipline.”

As of June 30, 2007, Sonic Innovations had cash and marketable securities of $22.4 million and a line of credit of $6.0 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: revenue growth and improved profitability for the remainder of the year; we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, particularly in Germany and Australia, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Tuesday, July 31, 2007 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (866) 543-6407, or (617) 213-8898 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please dial (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 78025950 (available through August 3, 2007), or access the playback through our website.

SONIC INNOVATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net sales	$30,417	$26,131	$59,436	$50,923
Cost of sales	11,031	11,226	22,295	22,393

Gross profit	19,386	14,905	37,141	28,530
Selling, general and administrative expense	17,505	12,407	32,233	24,990
Research and development expense	2,171	2,056	4,464	3,821

Operating income (loss)	(290)	442	444	(281)
Other income, net	86	455	320	524

Income (loss) before income taxes	(204)	897	764	243
Provision (benefit) for income taxes	274	(85)	546	87

Income (loss) from continuing operations	(478)	982	218	156
Income (loss) from discontinued operations, net of income taxes	44	(668)	(81)	(1,421)

Net income (loss)	$(434)	$314	$137	$(1,265)

Basic income (loss) per common share:
Continuing operations	$(0.02)	$0.04	$0.01	$0.01
Discontinued operations	—	(0.03)	—	(0.07)

Net income (loss)	$(0.02)	$0.01	$0.01	$(0.06)

Diluted income (loss) per common share:
Continuing operations	$(0.02)	$0.04	$0.01	$0.01
Discontinued operations	—	(0.03)	—	(0.07)

Net income (loss)	$(0.02)	$0.01	$0.01	$(0.06)

Weighted average number of common shares outstanding:
Basic weighted average number of common shares outstanding	26,468	22,119	26,292	21,986

Diluted weighted average number of common shares outstanding	26,468	23,061	27,373	22,840

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets:

Cash and marketable securities	$22,422	$26,452
Accounts receivable	21,842	18,932
Inventories	13,153	10,475
Property and equipment	8,692	8,265
Goodwill and intangibles	45,809	36,812
Assets held for sale	—	2,584
Other	6,256	4,801

Total assets	$118,174	$108,321

Liabilities:

Accounts payable and accrued liabilities	$27,882	$26,758
Loans payable	9,378	6,423
Deferred revenue	8,745	8,011
Liabilities associated with assets held for sale	—	1,225

Total liabilities	46,005	42,417

Shareholders’ equity:

Common stock	28	27
Additional paid-in capital	138,819	134,464
Accumulated deficit	(71,848)	(71,985)
Other	5,170	3,398

Total shareholders’ equity	72,169	65,904

Total liabilities and shareholders’ equity	$118,174	$108,321

Sonic Innovations, Inc.

Consolidated Statement of Net Sales Information

(In thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Hearing aids:
North America	$11,800	$10,908	$22,737	$21,183
Europe	12,755	9,582	25,429	19,437
Rest-of-world	5,862	5,641	11,270	10,303

Total	$30,417	$26,131	$59,436	$50,923

Discontinued operations	$—	$970	$325	$2,060